Exhibit 99.1

Genasys Inc. Closes Acquisition of

Enterprise Software Provider, Amika Mobile

Amika Mobile Renamed Genasys Communications Canada

SAN DIEGO, CA – October 5, 2020 – Genasys Inc. (NASDAQ: GNSS), the global leader in critical communications systems and solutions, today announced the completion of its acquisition of Amika Mobile, a Canada-based enterprise software provider of critical communications, event situational awareness and emergency management products. Under the terms of the closing, Amika Mobile has been renamed Genasys Communications Canada.

“This acquisition expands the Company's enterprise software solutions and enhances our unified multi-channel critical communications platform,” said Richard S. Danforth, Chief Executive Officer of Genasys Inc. “By adding on-premise, cloud or hybrid operations designed to be fully scalable for small businesses or large deployments with millions of users, we plan to accelerate our software business growth and successfully compete in the fast-growing emergency warning and critical event management markets.”

For more information on Genasys Communications Canada, go to: canada.genasys.com.

About Genasys Inc.

Genasys™ is a global provider of critical communications systems and solutions to help keep people safe. Genasys provides a multi-channel approach to deliver geo-targeted alerts, notifications, instructions and information before, during and after public safety threats and critical business events. The Company’s unified critical communications platform includes its Genasys Emergency Management (GEM), National Emergency Warning System (NEWS), Workforce Management, LRAD® voice broadcast systems and more.

Genasys systems are in service in 72 countries and in more than 450 U.S. cities in diverse applications, including public safety, emergency warning, mass notification, critical event management, defense, law enforcement, homeland security and many more. For more information, visit genasys.com.

Forward-Looking Statements

Except for historical information contained herein, the matters discussed are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. You should not place undue reliance on these statements. We base these statements on particular assumptions that we have made in light of our industry experience, the stage of product and market development as well as our perception of historical trends, current market conditions, current economic data, expected future developments and other factors that we believe are appropriate under the circumstances. These statements involve risks and uncertainties that could cause actual results to differ materially from those suggested in the forward-looking statements. These forward-looking statements are subject to a number of risks and uncertainties, including without limitation the business impact of health crises or outbreaks of disease, such as epidemics or pandemics, and other risks and uncertainties, many of which involve factors or circumstances that are beyond the Company's control. Risks and uncertainties are identified and discussed in our filings with the Securities and Exchange Commission. These forward-looking statements are based on information and management’s expectations as of the date hereof. Future results may differ materially from our current expectations. For more information regarding other potential risks and uncertainties, see the “Risk Factors” section of the Company’s Form 10-K for the fiscal year ended September 30, 2019. Genasys Inc. disclaims any intent or obligation to update those forward-looking statements, except as otherwise specifically stated.

Investor Relations Contacts

Jim Fanucchi and Satya Chillara

Darrow Associates, Inc.

ir@genasys.com

Media Contact

Phillip Bergman

Viewstream

pbergman@viewstream.com